SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MINEFINDERS CORPORATION LTD.
(Exact name of Registrant as specified in its charter)

Ontario, Canada (State or other jurisdiction of Incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)
2288 – 1177 West Hastings Street, Vancouver, British Columbia, Canada V6E 2K3 Address of Principal Executive Offices

Minefinders Corporation Ltd. 1998 Stock Option Plan
(Full titles of the plans)

Mark H. Bailey
2288 – 1177 West Hastings Street,
Vancouver, British Columbia, Canada  V6E 2K3
(Name and address of agent for service)

(604) 687-6263
(Telephone number, including area code, of agent for service)

With a copy to

Richard Harris, Esq.
Harris & Thompson
6121 Lakeside Drive, Suite 260
Reno, Nevada 89511
(775) 825-4300

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to	Proposed Maximum Offering	Proposed Maximum Aggregate	Amount of
Securities to be Registered(1)	be Registered	Price Per Share	Offering Price	Registration Fee
Common Shares subject to
outstanding options	2,790,000	US$2.478	US$ 6,916,072.03	US$ 559.51
Common Shares not subject
to outstanding options	200,848	US$4.875	US$ 979,134.00	US$ 79.21

Total	2,990,848 shares		US$ 7,895,206.03	US$ 638.72

(1)

Common Shares, without par value, offered by the Company pursuant to the Plans described herein.

(2)

Based on the average exercise price of options granted under the Minefinders Corporation Ltd. 1998 Stock Option Plan outstanding as of the date of the filing of this registration statement.

(3)

The proposed maximum offering price per share and the registration fee were calculated in accordance with rule 457(c) and (h) based on the average high and low prices for the Registrant’s common shares on February 28, 2003, as quoted on the American Stock Exchange, which was US$ 5.99 per share.

(4)

U.S. dollar amounts are calculated based on the noon buying rate in New York City for cable transfers payable in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York on March 13, 2003.  On such date the noon buying rate was Cdn.$ 1.00=US$ 0.6732.

This registration statement on Form S-8 registers common shares of Minefinders Corporation Ltd. (the “Registrant”) to be issued pursuant to the exercise of options or rights granted under the Minefinders Corporation Ltd. 1998  Stock Option Plan.

PART II.          INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The documents listed in (a) through (c) below are incorporated by reference in this registration statement.

(a)

The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on June 11, 2002;

(b)

All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the annual report incorporated by reference herein pursuant to (a) above.

(c)

The description of the Registrant's securities contained in the Registrant's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on January 17, 2003, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not Applicable

Item 5.  Interests of Named Experts and Counsel.

None

Item 6.  Indemnification of Directors and Officers.

The Company’s Bylaws and Articles of Incorporation provide that the Company shall, subject to the limitations contained in the Business Corporation’s Act (Ontario), indemnify all directors and officers of the Company.  Section 136 of the Business Corporations Act (Ontario) provides in part that a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or body corporate, if,

(a) he or she acted honestly and in good faith with a view to the best interests of the corporation; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

The Company’s Bylaws and Articles of Incorporation provide that with the approval of the court, the Company may indemnify a present or former director or officer of the Company or of another corporation of which the Company is or was a shareholder, and his heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is made a party by reason of his position provided that the director or officer acted honestly and in good faith with a view to the best interests of the corporation in respect of which he held the position, and, in the case of a criminal or administrative action or proceeding, had reasonable grounds for believing that his conduct was lawful.

The Registrant maintains Directors’ and Officers’ Liability Insurance for its Directors.

Item 7.  Exemption from Registration Claimed.

Not Applicable

Item 8.  Exhibits.

Exhibit Number	Exhibit
4.1	Minefinders Corporation Ltd. 1998 Stock Option Plan
5.1	Opinion and Consent of Ogilvy Renault
23.1	Consent of Ogilvy Renault (included in Exhibit 5.1)
23.2	Consent of BDO Dunwoody LLP
24.1	Power of Attorney (included in signature page)

Item 9.  Undertakings.

A.

The undersigned Registrant hereby undertakes:

(1)

to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)

to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on this 14th day of March, 2003.

MINEFINDERS CORPORATION LTD.

By:/s/ “Mark H. Bailey”

Name: Mark H. Bailey
                Title: President and CEO

By:/s/ “Jon N. Morda”

Name:

Jon N. Morda
                Title: Chief Financial Officer

                         (Principal Financial Officer and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/”Mark H. Bailey” Mark H. Bailey	President, CEO and Director (Authorized U. S. Representative)	March 14, 2003
/s/”Paul C. MacNeill” Paul C. MacNeill	Secretary and Director	March 7, 2003
/s/”James M. Dawson” James Martin Dawson	Director	March 14, 2003
/s/”H. Leo King” H. Leo King	Director	March 14, 2003
/s/”Robert Leclerc” Robert Leclerc	Director	March 6, 2003

The Plan

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada on March 14, 2003.

Minefinders Corporation Ltd. 1998 Stock Option Plan

By:  /s/”Mark H. Bailey”

Mark H. Bailey

President, CEO and Director

By:  /s/ “Paul C. MacNeil”l

Paul C. MacNeill

Secretary and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mark H. Bailey and Paul C. MacNeill, his attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/"Mark H. Bailey" Mark H. Bailey	President, Chief Executive Officer and Director (Principal Executive Officer) (Authorized U. S. Representative)	March 6, 2003
/s/"Paul C. MacNeill" Paul C. MacNeill	Secretary and Director	March 7, 2003
/s/"James Martin Dawson" James Martin Dawson	Director	March 6, 2003
/s/"H. Leo King" H. Leo King	Director	March 6, 2003
/s/"Robert Leclerc" Robert Leclerc	Director	March 6, 2003
/s/"Jon N. Morda" Jon N. Morda	Chief Financial Officer (Principal Financial Officer and Accounting Officer)	March 7, 2003

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Minefinders Corporation Ltd. 1998 Stock Option Plan
5.1	Opinion and Consent of Ogilvy Renault
23.1	Consent of Ogilvy Renault (included in Exhibit 5.1)
23.2	Consent of BDO Dunwoody LLP
24.1	Power of Attorney (included in signature page)